Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Public Education, Inc. of our report dated March 1, 2017, relating to the consolidated financial statements and the financial statement schedule and the effectiveness of internal control over financial reporting of American Public Education, Inc., appearing in the Annual Report on Form 10-K of American Public Education, Inc. for the year ended December 31, 2016

/s/ RSM US LLP

Richmond, Virginia

May 15, 2017